Artisan Partners Asset Management Inc. Reports June 2026 Assets Under Management
Milwaukee, WI - July 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of June 30, 2026 totaled $183.4 billion. Artisan Funds and Artisan Global Funds accounted for $93.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $89.9 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2026 - ($ Millions)
Growth Team
Global Opportunities	$13,441
Global Discovery	1,885
U.S. Mid-Cap Growth	10,359
U.S. Small-Cap Growth	2,981
Franchise	1,112
Global Equity Team
Global Equity	420
Non-U.S. Growth	16,465
U.S. Value Team[3]
Value Equity	473
U.S. Mid-Cap Value	1,298
Value Income	8
International Value Group
International Value	57,099
International Explorer	1,230
Global Special Situations	39
Global Value Team
Global Value	38,967
Select Equity	1,068
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,508
Credit Team
High Income	14,288
Credit Opportunities	417
Floating Rate	290
Custom Credit Solutions	1,515
Developing World Team
Developing World	3,292
Antero Peak Group
Antero Peak	2,562
Antero Peak Hedge	254
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,309
EMsights Capital Group
Global Unconstrained	1,825
Emerging Markets Debt Opportunities	1,506
Emerging Markets Local Opportunities	1,941
Grandview Property Partners
Grandview Property Partners[4]	837

Total Firm Assets Under Management ("AUM")	$183,389

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $381.8 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 In June, the termination of a U.S. sub-advisory mandate resulted in approximately $5.7 billion of net outflows from the Value Equity strategy. Artisan has commenced an orderly wind-down of the US Value team's strategies, with the process expected to continue throughout the third quarter.
4 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.